UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2010

Avatech Solutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10715 Red Run Boulevard, Owings Mills, Maryland		21117
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-581-8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Employment Agreement with George Davis

On June 28, 2010, Avatech Solutions, Inc. (the "Company") and George Davis entered into an employment agreement (the "Agreement") that provides for Mr. Davis’ continued employment as the Company’s Chief Executive Officer. A copy of the Agreement is filed herewith as Exhibit 10.1. Mr. Davis’ prior employment agreement expired by its terms on July 1, 2009.

Under the Agreement, Mr. Davis is entitled to receive an annual base salary of $250,000 and to receive and/or participate in such incentive compensation awards and programs as the Board of Directors or its Compensation Committee may from time to time grant or establish, including, without limitation, discretionary bonus programs and participation in the Company’s equity compensation programs. The Agreement further entitles Mr. Davis to participate in the employee benefits plans and programs now or hereafter offered by the Company to its executives and/or its employees generally, including medical, disability and life insurance coverage and participation in the Company’s 401(k) plan. The Agreement will continue until June 30, 2011 unless earlier terminated by the Company or Mr. Davis and may be renewed for a one-year term on July 1, 2011. The Company or Mr. Davis may terminate the Agreement at any time for any reason, in which case Mr. Davis will be entitled to receive all accrued but unpaid compensation and benefits and all outstanding stock options will vest or terminate and be exercisable in accordance with their terms. If, however, Mr. Davis’ employment is terminated early by the Company without Cause (as defined in the agreement) or by Mr. Davis for "Good Reason" (as defined in the Agreement), then (i) Mr. Davis will be entitled to receive, subject to any waiting periods required by law, including Section 409A of the Internal Revenue Code, continued base salary payments for six months after termination, (ii) Mr. Davis will be entitled to receive continued medical insurance coverage for up to 24 months after termination, (iii) all outstanding stock options held by Mr. Davis will immediately vest in full and be exercisable for a period of one year after termination. Continued medical coverage will be in the form of a waiver by the Company of payments that it otherwise would charge to Mr. Davis for continuation coverage under the federal Consolidated Omnibus Budget Reconciliation Act ("COBRA") or, for any period during which Mr. Davis is not eligible for COBRA coverage, reimbursement by the Company of premiums (not to exceed 100% of the COBRA rate that the Company would charge to Mr. Davis under its then existing medical insurance plan) that Mr. Davis is required to pay to purchase a policy of comparable private health insurance.

In exchange for the compensation and benefits to be provided under the Agreement, Mr. Davis agreed, for one year following termination, not to, directly or indirectly, (i) compete with the Company by selling comparable products or services within 50 miles of any location at which the Company or any of its affiliates sells its products or offers its services, (ii) employ or retain or any person who was employed or retained by the Company and/or its affiliates during the period of Mr. Davis’ employment, or (iii) solicit any customers or clients of the Company and/or its affiliates.

The Agreement also contains customary covenants and terms, including a promise by Mr. Davis not to disclose the Company’s confidential information to third parties.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits filed or furnished with this report are listed in the Exhibit Index that immediately follows the signatures hereto, which Exhibit Index is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avatech Solutions, Inc.

June 29, 2010	By:	Lawrence Rychlak

Name: Lawrence Rychlak
Title: President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated June 28, 2010 between Avatech Solutions, Inc. and George Davis (filed herewith)